Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of January 1, 2014, by and between TOMI Environmental Solutions, Inc., a Florida corporation (“Employer”), and Mark Futrovsky (“Executive”).

WITNESSETH:

WHEREAS, Executive has served Employer in various executive capacities and Employer desires to obtain the benefit of continued service by Executive, and Executive desires to render continued services to Employer;

WHEREAS, the Board of Directors of Employer (the “Board”) has determined that because of Executive’s substantial experience and business relationships in connection with the business of Employer, it is in the Employer’s best interest and that of its stockholders to secure services of Executive and to provide Executive certain additional benefits; and

WHEREAS, Employer and Executive desire to set forth in this Agreement the terms and conditions of Executive’s employment with Employer.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

AGREEMENT

SECTION 1. TERM. Employer hereby employs Executive and Executive hereby accepts such employment, in accordance with the terms of this Agreement, commencing on January 1, 2014 and terminating on December 31, 2016 (the “Term”), unless (a) terminated as provided herein in Section 5, or (b) automatically renewed for successive one-year periods as provided in Section 8.

SECTION 2. SERVICES. So long as this Agreement shall continue in effect, Executive shall use his commercially reasonable efforts and abilities to promote Employer’s business, affairs and interests, and shall perform the services contemplated by this Agreement in accordance with policies established by Employer.

SECTION 3. SPECIFIC POSITION; DUTIES AND RESPONSIBILITIES. Executive shall serve as President with the powers and duties consistent with such position. . Executive agrees to observe and comply with the rules and regulations of Employer as adopted by the Board respecting the performance of Executive’s duties and agrees to carry out and perform the directions and policies of Employer and its Board as they may be, from time to time, stated either orally or in writing. Employer agrees that the duties which may be assigned to Executive shall be the usual and customary duties of the job position as set forth in this Section 3, and shall not be inconsistent with the provisions of the charter documents of Employer or applicable law. Executive shall have such corporate power and authority as shall reasonably be required to enable the discharge of duties in any office that may be held.

SECTION 4. COMPENSATION.

(a) Base Salary and Bonus.

(i) Base Salary. During the term of this Agreement, Employer agrees to pay Executive a base salary of $36,000.00 per year in semi-monthly installments on the same dates the other senior officers of Employer are paid (“Base Salary”). The Executive’s base salary increases to $120,000 if gross revenueexceeds five million on a calendar year basis and increases to $175,000 if gross revenue exceeds ten million. The Board (or its Compensation Committee) shall review the Base Salary annually and may in its discretion increase the Base Salary each calendar year beginning January 1, 2015.

(ii) Bonus. Any bonus awarded to Executive will be based upon the Executive’s and Employer’s performance and be made at the discretion of the Board of Directors.

(iii) Warrants. Executive shall receive a grant of 3,000,000 warrants. The warrants have a term of five years and vest as follows: 1,000,000 warrants will vest upon issuance; 1,000,000 warrants will vest as of February 11, 2015, and 1,000,000 warrants will vest as of February 11, 2016. The exercise price of the warrants is $0.30 per share based on the closing price of the Employer’s common stock on the grant date of $0.32. If employment is terminated for any reason, or if Executive becomes disabled as defined herein, or if Employee dies, any warrants held by the Executive in reference to Section 4. Paragraph (iii) that have not vested, shall immediately vest.

(b) Expense Reimbursement. Employer shall reimburse Executive promptly for reasonable and necessary business and entertainment expenses incurred in pursuit and furtherance of Employer’s business and goodwill. Employer shall reimburse Executive for all such expenses upon presentation by the Executive, from time to time, of an itemized written accounting of such expenditures.

(c) Benefits. Employer shall provide Executive with the following benefits during the Term and any renewals thereof:

(i) Participation in Benefit Plans and Policies. Executive shall be entitled to participate in all insurance and other benefit plans and policies maintained for senior executives of Employer, including, but not limited to, all group health, life disability and retirement plans (the “Plans

(ii) Vacation. Executive shall be entitled to four (4) weeks paid vacation time each year during the term of this Agreement. Vacation shall be taken when it will not interfere with the operation of the company. Any vacation not taken will be accrued and paid, and there shall be no limit on the accrual.

SECTION 5. TERMINATION. The compensation and other benefits provided to Executive pursuant to this Agreement, and the employment of Executive by Employer, shall be terminated prior to expiration of the term of this Agreement only as provided in this Section 5:

(a) Disability. In the event that Executive shall fail, because of illness, incapacity or injury which is determined to be total (“Disability”) by a physician selected by Employer or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably), to render, for three consecutive months or for shorter periods aggregating ninety (90) or more business days in any twelve (12) month period, the services contemplated by this Agreement, Executive’s employment hereunder may be terminated by sixty (60) days’ prior written notice of termination from Employer to Executive. Thereafter, Employer shall continue to (i) pay the Base Salary to Executive for a period of twelve (12) months after the date of termination, and (ii) provide medical insurance as in effect prior to such termination for a period of twelve (12) months following the date of termination. Thereafter, no further salary shall be paid or medical insurance be provided. This Agreement in all other respects will terminate upon the termination of employment pursuant to this paragraph.

(b) Death. In the event of Executive’s death during the term of this Agreement, Executive’s Base Salary shall continue for a period of six (6) months payable to the estate of the Executive and Employer shall pay to the estate of Executive the Base Salary accrued to the date of Executive’s death to the extent not theretofore paid. If Executive’s death occurs while receiving payments under Section 5(a) above, such payments shall continue for a period of six (6) months payable to the Estate of the Executive. Executive’s rights under the Plans subsequent to his/her death shall be determined under the applicable provisions of the respective Plans; provided that, notwithstanding any provisions to the contrary therein, Employer shall continue to provide medical insurance to the dependents of Executive for a period of six (6) months following the death of Executive. This Agreement in all other respects will terminate upon the death of Executive.

(c) For Cause. The employment of Executive hereunder shall be terminable by Employer in the event that Executive (i) is convicted of, or pleads nolo contendere to a felony; (ii) has engaged in habitual misconduct in the performance of his/her duties under this Agreement, (iii) has committed an act of dishonesty, gross negligence or misconduct, which has a direct, substantial and adverse effect on Employer, its business or reputation.

Notwithstanding the foregoing, no termination of Executive by Employer pursuant to clauses (ii) (iii) or (iv) above shall be valid unless and until the following procedures have been complied with by Employer: (a) no more than thirty (30) days after the chairperson of the Board has obtained knowledge of “cause” to terminate Executive pursuant to any of clauses (ii) or (iii) above, he/she shall provide Executive with written notice of Employer’s intent to terminate this Agreement pursuant to this Section 5(c), including in reasonable detail the reasons therefor (the “Termination Notice”); (b) at a mutually agreed upon time and place, but in any event no more than ten (10) days following receipt by Executive of the Termination Notice, the Board shall provide Executive the opportunity to participate in a meeting of the Board regarding the Termination Notice; (c) if the matter cannot be resolved by mutual agreement of Employer and Executive at such meeting, Executive shall thereafter be given thirty (30) days to cure such “cause” as detailed in the Termination Notice (the “Cure Period”); and (d) if Executive does not cure such “cause” within the Cure Period, Employer shall thereafter terminate Executive’s employment hereunder in writing within thirty (30) days of the end of the Cure Period. Any determination of “cause” as used in this Section 5(c) shall be made only in good faith by an affirmative majority vote of the Board (not counting Executive).

In the event of Executive’s termination pursuant to this subsection 5(c), Executive’s rights to receive Base Salary shall immediately terminate and Employer shall pay to Executive his Base Salary and vacation accrued to the date of such termination to the extent not theretofore paid. Executive’s rights under the Plans subsequent to termination shall be determined under the applicable provisions of the respective plans. This Agreement in all other respects will terminate upon such termination.

(d) Without Cause. Notwithstanding any other provision of this Section 5, the Board shall have the right to terminate Executive’s employment with Employer without cause at any time upon at least thirty (30) days’ prior written notice to Executive. The following conditions shall thereupon become applicable:

(i) Severance Pay. Employer shall continue to pay Executive the Base Salary on a semi-monthly basis for the remainder of the Term or any extension thereofMedical Insurance Continuation. Employer shall continue to provide (under COBRA) medical insurance as in effect prior to such termination for the greater of the remainder of the Term or twelve (12) months following such termination, and Employer shall bear all costs for such insurance.

(ii) Bonus Payment. If Executive is terminated without cause, Executive shall also be paid for any earned bonuses under this Agreement (the “Bonus Severance”). The amount of any such Bonus Severance shall be equal to the full amount of any unpaid target bonus payment(s) set forth on Exhibit A.

(e) Voluntary Termination. At any time during the term of this Agreement, Executive shall have the right, upon sixty (60) days’ prior written notice to Employer, to terminate his employment with Employer. Upon termination of Executive’s employment pursuant to this subsection 5(e), (i) Executive’s right to receive Base Salary shall immediately terminate and Employer shall pay to Executive his Base Salary accrued to the date of such termination to the extent not theretofore paid, and (ii) Executive’s rights under the Plans subsequent to such termination shall be determined under the applicable provisions of the respective Plans. This Agreement in all other respects with the exception of Section 7 will terminate upon such termination.

(f) Termination by Executive for “Good Reason”. Notwithstanding any other provisions of this Agreement, Employer shall provide Executive with the payments and benefits set forth in Section 5(d) in the event Executive terminates employment for “Good Reason.” For purposes of this Agreement, “Good Reason” for Executive to terminate employment shall mean voluntary termination following: (1) the assignment of the Executive of duties inconsistent with the position as status of Executive as set forth in the Agreement without Executive’s prior written consent, (ii) a substantial alteration in the nature, status or prestige or Executive’s responsibilities as set forth in the Agreement or a change in Executive’s title or reporting level from that set forth in this Agreement, (iii) the relocation of Employer’s executive offices or principal business location to a point more than twenty-five (25) miles from the location of such offices or business at the time of the Change of Control, (iv) reduction by Employer of Executive’s Base Salary in effect on the date hereof or as the same may be increased from time- to time, (v) any action by Employer (including the elimination of benefit plans without providing substitutes therefore or the reduction of Executive’s benefits thereunder) that would substantially diminish the aggregate value of Executive’s incentive awards and other fringe benefits, (vi) a failure by Employer to obtain from any successor, before the succession takes place, an agreement to assume and perform this Agreement.

SECTION 6. JOINING EMPLOYER’S EMPLOYEES. During Executive’s employment hereunder, and for three (3) years following termination of employment, Executive shall not, directly or indirectly, induce any employee of Employer or any subsidiary or affiliate of Employer to leave such employment for employment with Executive or any other entity outside of Employer. Executive shall not be in breach of this covenant if, following his employment hereunder, he is contacted on an unsolicited basis by an employee of Employer who desires to leave Employer.

SECTION 7. CONFIDENTIALITY; NON COMPETITION

(a) Proprietary Information. For purposes of this Agreement, the term “Proprietary Information” means and includes: all written, oral and visual information about Employer’s customers, clients, employees, consultants, designs, products, inventions, business practices, programs, processes, techniques, know-how, data, management programs, and methodologies, subject to the final sentence of this subparagraph. Proprietary Information includes but is not limited to all of the following insofar as it pertains to Employer: financial information, trade secrets, designs, customer lists, pricing and fee information, agreements and arrangements with affiliated companies, employee files, personnel records, internal corporate records, correspondence, and memoranda, contacts and relationships, opportunities, telephone logs and messages, video or audio tapes and/or disks, photographs, film and slides, computer disks and files, software, information stored on Employer’s computers, addresses and telephone numbers, contracts, releases, other writings of any kind, and any and all other materials and information pertaining to Employer or its business to which Executive is exposed or has access solely as a consequence of his employment by Employer. For purposes hereof, the term “Proprietary Information” shall not include any information (i) that was known by the public or outside of this Agreement generally on or prior to the date hereof, (ii) which becomes known by the public or outside of this Agreement generally after the date hereof through no fault of Executive, (iii) that was developed by or with the participation of Executive on or prior to the date hereof, or (iv) that is independently developed by or with the participation of Executive following Executive’s employment with Employer.

(b) Rights to Proprietary Information. All Proprietary Information, regardless of whether it is in intangible or tangible form, is and shall be the sole property of Employer, its successors and assigns, and Employer, its successors and assigns shall be the sole owner of all patents, trademarks, service marks and copyrights, and other rights (collectively referred to herein as “Rights”) pertaining to the Proprietary Information. Executive hereby assigns and/or agrees to assign to Employer any rights Executive may have or acquire in Proprietary Information or Rights pertaining to the Proprietary Information. Executive further agrees as to all Proprietary Information to assist Employer or any person designated by it in every necessary or appropriate manner to obtain, and from time to time enforce, Rights relating to said Proprietary Information. Executive will execute all documents for use in applying for, obtaining, and enforcing such Rights on such Proprietary Information as Employer may desire, together with any assumptions thereof to Employer or persons designated by it.

(c) Confidentiality of Proprietary Information. As a material condition of employment, at all times both during and for five (5) years after the cessation of his employment with Employer for any reason, Executive will keep in strictest confidence all Proprietary Information, and Executive will not disclose, use, or induce or assist in the use or disclosure of any such Proprietary Information or Rights pertaining thereto, without the prior, express written consent of Employer, except as may be necessary in the ordinary course of performing his duties as an employee at Employer, or as may be required by law.

(d) Work for Hire/Assignment of Inventions. Executive agrees that all designs, products, inventions, materials or other original works written, created, developed, or acquired by Executive during the term of and in connection with his employment hereunder (whether alone or in conjunction with any other person), and all rights of any and every kind whatsoever in and to the results and proceeds of Executive’s services rendered hereunder, whether or not such rights are now known, recognized or contemplated, and the complete, unconditional and unencumbered ownership in and to such materials, results and proceeds for all purposes whatsoever shall be “works for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101), and shall be the sole and absolute property of Employer, its successors and assigns, and Executive agrees that he shall and does not have and will not claim to have, either under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in or to said property. Executive hereby assigns and/or agrees to assign to Employer any and all inventions, designs, programs, or products that Executive may create during his employment with Employer; provided, however, that Executive is hereby notified that the foregoing does not apply to an invention that Executive creates entirely on his own time, without the use of any equipment, supplies, facilities, Proprietary Information or copyright of Employer, and that does not relate to Employer’s business, research or development or result from any work performed by Executive for Employer.

(e) Trade Secrets of Others. To the best of Executive’s knowledge, Executive’s performance of his duties will not violate any agreements with or trade secrets of any other person or entity.

SECTION 8. RENEWAL. If this Agreement has not terminated pursuant to the provisions of Section 5, the Term shall be automatically renewed for successive one-year periods commencing on each anniversary date of the original Term, unless either party provides the other with written notice of its intent to terminate the Agreement given not less than sixty (60) days prior to the end of the Term, or any renewals thereof as provided for herein.

SECTION 9. MISCELLANEOUS.

(a) Succession; Survival. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. Absent the prior written consent of Executive, this Agreement may not be assigned by Employer other than in connection with a merger or sale of all or substantially all the assets of Employer or a similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of Employer hereunder. The obligations and duties of Executive hereunder are personal and otherwise not assignable. Executive’s obligations and representations under this Agreement will survive the termination of Executive’s employment, regardless of the manner of such termination.

(b) Notices. Any notice or other communication provided for in this Agreement shall be in writing and sent if to Employer to its office at:

TOMI Environmental Solutions, Inc.
9454 Wilshire Blvd, Ph./G-1
Beverly Hills, California, 90212

or at such other address as Employer may from time to time in writing designate, and if to Executive at such address as Executive may from time to time in writing designate (or Executive’s business address of record in the absence of such designation). Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 7 and an appropriate answer back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

(c) Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and it supersedes any prior agreements, undertakings, commitments and practices relating to Executive’s employment by Employer. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Executive and, on behalf of Employer, by an officer expressly so authorized by the Board.

(d) Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

(e) Choice of Law. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the relationship of the parties or the subject matter hereof shall be governed by and construed in accordance with the laws of Los Angeles, California, applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, to the extent permitted by law.

(f) Binding Arbitration. The Employer and the Executive agree that any controversy, dispute, or claim between them relating to or arising under this Agreement or relating to or arising from the Executive’s hiring, employment, or termination with the Company (including, without limitation, any claims for harassment, discrimination, or retaliation under Title VII of the United States Code, 29 U.S.C. § 2002e, et. seq., the Americans With Disabilities Act, the Age Discrimination in Employment Act, or the California Fair Employment and Housing Act, or any equivalent provision of the statutory or common law of any state), shall be submitted to final and binding arbitration, to be held in the County of Los Angeles in accordance with and pursuant to the rules of the American Arbitration Association (“AAA”) then in force or any successor rules except as set forth below. The award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment in any California court of competent jurisdiction, and the parties hereby consent to the jurisdiction of the courts of the State of California. The prevailing party in any arbitration hereunder shall be entitled to an award of all reasonable fees and costs of counsel incurred by such party in connection with such arbitration.

(g) Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and necessary disbursements from the non-prevailing party in addition to any other relief to which such party may be entitled.

(h) Confidentiality; Proprietary Information. Executive agrees to not make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential or proprietary information concerning the business (including but not limited to its products, employees, services, practices or policies) of Employer or any of its affiliates of which Executive may learn or be aware as a result of Executive’s employment during the term of the Agreement or prior thereto as stockholder, employee, officer or director of, or consultant to, Employer, except to the extent such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of Employer’s best interests, (ii) required by applicable law, (iii) lawfully obtainable from other public sources, or (iv) authorized in writing by or pursuant to a written agreement with Employer. The provisions of this subsection (g) shall survive the expiration, suspension or termination, for any reason, of this Agreement.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

(j) Withholding; Deductions. All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

(k) Section Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(l) Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“EMPLOYER”

TOMI Environmental Solutions, Inc.

By:	/s/ Harold Paul
Name:	Harold Paul
Title:	Compensation Committee Chairman

“EXECUTIVE”